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                                  EXHIBIT (12)
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                                                                    Exhibit (12)


                             CMS ENERGY CORPORATION

      Ratio of Earnings to Fixed Charges and Preferred Securities Dividends
                               and Distributions
                              (Millions of Dollars)

                                                     NINE MONTHS                       YEARS ENDED DECEMBER 31 -
                                                        ENDED            -----------------------------------------------------
                                                 SEPTEMBER 30, 2001       2000        1999        1998        1997        1996
                                                 ------------------      -----       -----       -----       -----       -----
                                                                (d)        (b)                     (c)
Earnings as defined (a)
Consolidated net income                                      $(407)      $  36       $ 277       $ 242       $ 244       $ 224
Income taxes                                                  (108)         60          64         100         108         137
Exclude equity basis subsidiaries                               (2)       (171)        (84)        (92)        (80)        (85)
Fixed charges as defined, adjusted
 to exclude capitalized interest of
 $35, $49, $41, $29, $13, and $5 million
 for the nine months ended September 30, 2001,
 and the years ended December 31, 2000, 1999,
 1998, 1997, and 1996, respectively                            554         744         588         395         360         313
                                                             -----       -----       -----       -----       -----       -----
Earnings as defined                                          $  37       $ 669       $ 845       $ 645       $ 632       $ 589
                                                             =====       =====       =====       =====       =====       =====
Fixed charges as defined (a)

Interest on long-term debt                                   $ 426       $ 591       $ 502       $ 319       $ 273       $ 230
Estimated interest portion of lease rental                       5           7           8           8          10
Other interest charges                                          45          48          57          48          49          43
Preferred securities dividends and
 distributions                                                 112         147          96          77          67          54
                                                             -----       -----       -----       -----       -----       -----
Fixed charges as defined                                     $ 588       $ 793       $ 662       $ 452       $ 397       $ 337
                                                             =====       =====       =====       =====       =====       =====
Ratio of earnings to fixed charges and
 preferred securities dividends and distributions                -           -        1.28        1.43        1.59        1.75
                                                             =====       =====       =====       =====       =====       =====

NOTES: (a) Earnings and fixed charges as defined in instructions for Item 503 of Regulation S-K.

(b) For the year ended December 31, 2000, fixed charges exceeded earnings by $124 million. Earnings as defined include a $329 million pretax impairment loss on the Loy Yang investment. The ratio of earnings to fixed charges and preferred securities dividends and distributions would have been 1.26 excluding this amount.

(c) Excludes a cumulative effect of change in accounting after-tax gain of $43 million.

(d) For the nine months ended September 30, 2001, fixed charges exceeded earnings by $551 million. Earnings as defined include $628 million of pretax contract losses and asset revaluations and $185 million of write-offs associated with discontinued operations. The ratio of earnings to fixed charges and preferred securities dividends and distributions would have been 1.45 excluding these amount.